Exhibit 99.01

September 18, 2009

Nicolaas Arnold

c/o Korn-Ferry International

Re:	Offer of Employment by Cepheid

Dear Nico:

I am very pleased to confirm our offer to you of employment with Cepheid (the “Company”). You will report to John Bishop, Chief Executive Officer, in the position of Executive Vice President, Worldwide Commercial Operations. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting salary will be $325,000.00 per year and will be subject to annual review.

2. Incentive Plan. You will be eligible to receive a target annual incentive cash bonus of 40% of your base salary on an annual basis, commencing with calendar year 2010. Your actual bonus will be determined by the Compensation Committee of the Board based upon achievement of corporate and individual objectives to be agreed upon each year between you and the CEO in advance. The details of the Incentive Plan will be provided to you upon commencement of employment.

3. Separation Benefits. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary, reimbursements and PTO accrued to the date of your termination of employment; and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law; and continued rights to indemnification and defense by the Company and its insurers, subject to the terms of the Company’s insurance and indemnification policies.

Effective on and following your first day of employment, under certain circumstances, you will also be entitled to receive severance benefits as set forth below, provided you sign a valid and binding general release of claims satisfactory to the Company. Payment of your severance benefits shall be subject to deferral as necessary to comply with Section 409A of the Internal Revenue Code (the “Code”). You agree that, except as set forth below, you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

a)	In the event of your voluntary termination, or upon a termination by the Company for Cause, you will not be entitled to any cash severance benefits or additional vesting of any outstanding stock options granted or restricted stock issued to you by the Company.

b)

In the event of your termination by the Company without Cause within 12 months of your date of hire, provided that you sign a valid and binding general release of claims satisfactory to the Company, (i) you shall receive a single lump sum severance payment equal to twelve months of your then current annual base

Nicolaas Arnold

Employment Offer

salary (less applicable deductions and withholdings) payable within ten business days of the effective date of your termination, subject to any deferral of payment under Section 409A of the Code; (ii) you shall be eligible to receive a single lump sum payment in respect of your bonus under the Company’s then-effective Incentive Plan, as determined by the Chief Executive Officer of the Company based upon his assessment of the level of achievement of corporate objectives and your individual objectives as of the date of termination, which bonus shall then be prorated based upon the termination date. This bonus payment, if any, will be payable, less applicable deductions and withholdings, within ten business days of the effective date of your termination and will be subject to any deferral of payment under Section 409A of the Code; (iii) if you choose to continue your health care benefits pursuant to COBRA for you and your eligible dependents, the Company will pay your COBRA premiums for a period of twelve months from the effective date of your termination, provided you or your dependents remain eligible under the provisions of COBRA.

c)	Notwithstanding the foregoing, in the event of your Termination Upon a Change of Control (as defined in the Change of Control Retention and Severance Agreement attached as Exhibit A), you will receive the severance and equity acceleration benefits set forth in such agreement in lieu of any severance benefits under this agreement.

d)	If your severance and other benefits provided for in this section constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

e)	“Cause” means your (a) failure or refusal to perform any reasonable and lawful duty of your position or failure to follow the lawful directions of the Chief Executive Officer after being given written notice of such failure and fifteen days in which to cure your performance, provided that such notice will be required only with respect to the first failure; (b) commission of an act that constitutes misconduct and is injurious to the Company or any subsidiary; (c) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary; (e) commission of an act of dishonesty in connection with your responsibilities as an employee and affecting the business or affairs of the Company; or (f) breach of any confidentiality, proprietary information or other agreement between you and the Company or any subsidiary.

4. Change of Control. The Company will offer you the change of control benefits detailed in Exhibit A effective with your date of hire.

Nicolaas Arnold

Employment Offer

5. Moving Expenses. The Company will reimburse your reasonable moving expenses and transportation costs associated with your move to the Sunnyvale, California area, according to the schedule provided in Exhibit B (“Moving Expenses”). Should you voluntarily resign your position with the Company within twelve (12) months of your employment start date or actual move date, whichever is later, you will be required to repay these monies on a pro-rata basis within one month of the date your employment terminates. The Company shall have the right to offset such amounts against other payments due to you that are not wages (e.g., expense reimbursements).

In the event the protections afforded to you in your Change of Control Retention and Severance Agreement or Section 3.b. of this letter are triggered during any period of time in which you may have liability with respect to the repayment of Moving Expenses, you shall not be required to repay the Company for any Moving Expenses paid by the Company to you.

6. Local Living Expenses. Should you choose to commute from the Playa del Rey, California area to your job in Sunnyvale, California, the Company will provide you with a furnished one-bedroom apartment in the Sunnyvale area so long as you remain employed by Cepheid in good standing. In addition, the Company will pay for weekly air transportation for you to return to your home in Playa del Rey, California on the weekends for the same period.

Instead of the housing and payment for weekly air transportation described in the preceding paragraph, you may choose to receive a housing/commuting allowance of $3,500.00 per month (“Housing Allowance”).

As you are aware, the housing and travel provided to you, or the alternative Housing Allowance, will be taxable to you under law.

Should you decide to relocate to the Sunnyvale, California area, the Company will provide you with your choice of the alternatives described in this paragraph 6 during the interim period of your relocation, in addition to the Moving Expenses.

7. Paid Time Off. You will accrue Paid Time Off (PTO) based on an accrual rate of 20 days per calendar year, commencing with your hire date.

8. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

9. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to

Nicolaas Arnold

Employment Offer

violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

10. Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to 200,000 shares of Common Stock of the Company at the closing fair market value of the Company’s Common Stock at the end of business on the day the Board of Directors approves your grant, or your first day of employment, whichever is later. The shares you will be given the opportunity to purchase will vest at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 1/48 of the total number of shares per month thereafter, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to the Board of Directors’ approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on this option grant to you will be provided upon approval of such grant by the Board of Directors.

11. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

12. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. Insider Trading Policy. Your continued employment is also contingent upon reading and signing the enclosed Insider Trading Policy.

14. Background Check. This offer is contingent upon a successful completion of a background check, including a check of your employment references. This offer can be rescinded based upon data received in the background check.

Nicolaas Arnold

Employment Offer

15. Acceptance. This offer will remain open until September 25, 2009. To assist you with your decision, the Company will arrange for a house hunting trip for you and your wife to meet with our relocation consultant. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Sincerely,

/S/ LAURIE KING
Laurie King
Senior Vice President, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/S/ NICOLAAS ARNOLD	Date signed:
Nicolaas Arnold

10/14/09
Start Date